The J. M. Smucker Company Announces Fiscal 2018 First Quarter Results

ORRVILLE, Ohio, Aug. 24, 2017 /PRNewswire/ -- The J. M. Smucker Company (NYSE: SJM) today announced results for the first quarter ended July 31, 2017, of its 2018 fiscal year. All comparisons are to the first quarter of the prior fiscal year, unless otherwise noted.

EXECUTIVE SUMMARY

  Net sales decreased 4 percent, reflecting declines within the U.S. Retail Consumer Foods and U.S. Retail Coffee segments.
  Net income per diluted share decreased 23 percent to $1.12.  This decline was mostly anticipated due to planned increases in marketing expense and commodity costs.
  Adjusted earnings per share was $1.51, a decrease of 19 percent.
  Cash provided by operating activities was $304.3 million, compared to $238.9 million in the prior year.  Free cash flow was $234.7 million in the quarter, compared to $188.7 million in the prior year.
  The Company lowered the midpoint of its full-year fiscal 2018 adjusted earnings per share guidance range by approximately 1 percent.

CHIEF EXECUTIVE OFFICER REMARKS
"While our first quarter results fell slightly short of our projections, primarily driven by lower than anticipated volume for Folgers® roast and ground coffee, we have taken actions to improve our competitive positioning for Folgers®. As a result, volume trends are improving. In addition, we remain pleased with the performance of the remainder of our coffee portfolio and look forward to the launch of new coffee products later this fiscal year," said Mark Smucker, Chief Executive Officer. "We are also pleased with the progress on our cost management programs, as we continue to deliver on our synergy and cost savings targets. Across all our businesses, we are executing on our strategic plan that provides a clear path to sustainable, long-term growth by delivering on current consumer and retail trends."

FIRST QUARTER CONSOLIDATED RESULTS

	Three Months Ended July 31,
			% Increase
	2017	2016	(Decrease)
	(Dollars and shares in millions, except per share data)

Net sales	$ 1,748.9	$ 1,815.8	(4%)

Operating income	$ 233.8	$ 293.8	(20%)
Adjusted operating income	300.5	364.0	(17%)

Net income per common share – assuming dilution	$ 1.12	$ 1.46	(23%)
Adjusted earnings per share	1.51	1.86	(19%)

Weighted-average shares outstanding – assuming dilution	113.6	116.5	(3%)

Net Sales
Net sales decreased $66.9 million, or 4 percent. This reflected a 5 percentage point impact from lower volume/mix driven by declines in several categories, notably coffee and oils, which were partially offset by gains in pet food. Net price realization contributed 1 percentage point to net sales, as higher net pricing for coffee and the Smucker's® brand was partially offset by lower net pricing within the Company's U.S. Retail Pet Foods segment.

Operating Income
Gross profit decreased $60.6 million, or 8 percent, primarily driven by lower volume/mix. A net unfavorable impact of increased costs and pricing also contributed to the gross profit decline, and was primarily attributed to the Company's U.S. Retail Pet Foods and U.S. Retail Coffee segments. Selling, distribution, and administrative ("SD&A") expenses decreased $5.8 million, as benefits from the Company's cost savings initiatives more than offset an increase in marketing expense. Operating income decreased $60.0 million, or 20 percent.

On a non-GAAP basis, adjusted gross profit decreased $68.8 million, or 10 percent, while adjusted operating income decreased $63.5 million, or 17 percent.

Other
Net interest expense increased $0.5 million. A $3.9 million unfavorable change in other income (expense) was primarily attributed to foreign currency exchange loss. Income taxes decreased $21.2 million attributed to lower income before income taxes in the current year, as the effective tax rate of 32.9 percent was unchanged from the prior year.

Cash provided by operating activities was $304.3 million, compared to $238.9 million in the prior year, as lower net income was more than offset by a reduction in working capital, compared to the prior year.

FULL-YEAR OUTLOOK

The Company updated its full-year fiscal 2018 guidance as summarized below:

	Current	Previous
Adjusted earnings per share	$7.75 - $7.95	$7.85 - $8.05
Free cash flow	$775 million	$775 million
Capital expenditures	$310 million	$310 million
Effective tax rate	32.5% - 33.0%	32.5% - 33.0%

Net sales are expected to be down slightly compared to the prior year. Adjusted earnings per share is expected to range from $7.75 to $7.95, based on 113.6 million shares outstanding. The change from previous guidance reflects the lower than anticipated results in the first quarter and lower pricing for the remainder of the fiscal year, primarily attributed to U.S. Retail Coffee. The above guidance excludes any potential impact from the Company's previously announced definitive agreement to acquire the Wesson® oil brand from Conagra Brands, Inc., which is pending regulatory approval.

FIRST QUARTER SEGMENT RESULTS

Dollar amounts in the segment tables below are reported in millions.

U.S. Retail Coffee

	Net	Segment	Segment
	Sales	Profit	Profit Margin
FY18 Q1 Results	$480.8	$123.8	25.7%
Increase (decrease) vs prior year	(6%)	(29%)	-820bps

Segment net sales decreased $32.5 million. Volume/mix reduced net sales by 8 percent driven by declines for the Folgers® brand, partially offset by gains for the Dunkin' Donuts® and Café Bustelo® brands. Net price realization improved, adding 2 percent to net sales. Segment profit decreased $50.0 million primarily due to the impact of volume/mix and the net unfavorable impact of higher commodity costs and pricing. The Company anticipates the impact of higher costs to moderate throughout the remainder of the fiscal year.

U.S. Retail Consumer Foods

	Net	Segment	Segment
	Sales	Profit	Profit Margin
FY18 Q1 Results	$492.4	$110.9	22.5%
Increase (decrease) vs prior year	(8%)	-	180bps

Segment net sales decreased $44.6 million. Volume/mix reduced net sales by 11 percent, primarily driven by the Crisco®, Pillsbury®, and Smucker's® brands. Net price realization increased, primarily attributed to the Smucker's® and Crisco® brands, adding 3 percent to net sales. Segment profit was comparable to the prior year as the impact of lower volume/mix was offset by higher pricing and reduced marketing expense.

U.S. Retail Pet Foods

	Net	Segment	Segment
	Sales	Profit	Profit Margin
FY18 Q1 Results	$521.7	$98.3	18.8%
Increase (decrease) vs prior year	-	(20%)	-470bps

Segment net sales increased $2.2 million. Improved volume/mix, primarily related to the Nature's Recipe® and Natural Balance® brands, increased net sales by 2 percent, but was mostly offset by lower net price realization across the portfolio. Segment profit decreased $23.9 million primarily due to the net unfavorable impact of lower pricing and higher costs, as well as increased marketing expense.

International and Away From Home

Effective May 1, 2017, the Company's U.S. Foodservice business was renamed Away From Home to better reflect the scope of this business, which extends beyond traditional foodservice outlets to locations such as universities and health care facilities, among others.

	Net	Segment	Segment
	Sales	Profit	Profit Margin
FY18 Q1 Results	$254.0	$38.3	15.1%
Increase (decrease) vs prior year	3%	(3%)	-100bps

Segment net sales increased $8.0 million, reflecting favorable volume/mix driven by the Jif® and Smucker's® brands. Net price realization improved, but was offset by the impact of foreign currency exchange. Segment profit decreased $1.2 million as the contribution from the net sales increase was more than offset by unfavorable foreign currency exchange, higher commodity costs, and expenses related to the construction of the Smucker's® Uncrustables® production facility in Longmont, Colorado.

Conference Call

The Company will conduct an earnings conference call and webcast today, August 24, 2017, beginning at 8:30 a.m. Eastern time. To access the webcast, please visit jmsmucker.com/investor-relations.

The J. M. Smucker Company Forward-Looking Statements

This press release contains forward-looking statements, such as projected net sales, operating results, earnings, and cash flows that are subject to risks and uncertainties that could cause actual results to differ materially from future results expressed or implied by those forward-looking statements. The risks, uncertainties, important factors, and assumptions listed and discussed in this press release, which could cause actual results to differ materially from those expressed, include: the ability to achieve synergies and cost savings related to the Big Heart Pet Brands acquisition and other programs in the amounts and within the time frames currently anticipated and to effectively manage the related integration and restructuring costs; the ability to satisfy the closing conditions for the Wesson® transaction, including receipt of required regulatory approvals, without unexpected delays or conditions; the ability to generate sufficient cash flow to meet the Company's deleveraging objectives; volatility of commodity, energy, and other input costs; risks associated with derivative and purchasing strategies employed to manage commodity pricing risks; the availability of reliable transportation on acceptable terms; the ability to implement and realize the full benefit of price changes, and the impact of the timing of the price changes to profits and cash flow in a particular period; the success and cost of marketing and sales programs and strategies intended to promote growth in the businesses, including the introduction of new products; general competitive activity in the market, including competitors' pricing practices and promotional spending levels; the impact of food security concerns involving either the Company's or its competitors' products; the impact of accidents, extreme weather, and natural disasters; the concentration of certain of the Company's businesses with key customers and suppliers, including single-source suppliers of certain key raw materials and finished goods, and the ability to manage and maintain key relationships; the timing and amount of capital expenditures and share repurchases; impairments in the carrying value of goodwill, other intangible assets, or other long-lived assets or changes in useful lives of other intangible assets; the impact of new or changes to existing governmental laws and regulations and their application; the outcome of tax examinations, changes in tax laws, and other tax matters; foreign currency and interest rate fluctuations; and risks related to other factors described under "Risk Factors" in other reports and statements filed with the Securities and Exchange Commission, including the Company's most recent Annual Report on Form 10-K. The Company undertakes no obligation to update or revise these forward-looking statements, which speak only as of the date made, to reflect new events or circumstances.

About The J. M. Smucker Company

For 120 years, The J. M. Smucker Company has been committed to offering consumers quality products that bring families together to share memorable meals and moments. Today, Smucker is a leading marketer and manufacturer of consumer food and beverage products and pet food and pet snacks in North America. In consumer foods and beverages, its brands include Smucker's®, Folgers®, Jif®, Dunkin' Donuts®, Crisco®, Pillsbury®, R.W. Knudsen Family®, Hungry Jack®, Café Bustelo®, Martha White®, truRoots®, Sahale Snacks®, Robin Hood®, and Bick's®. In pet food and pet snacks, its brands include Meow Mix®, Milk-Bone®, Kibbles 'n Bits®, Natural Balance®, and 9Lives®. The Company remains rooted in the Basic Beliefs of Quality, People, Ethics, Growth, and Independence established by its founder and namesake more than a century ago. For more information about the Company, visit jmsmucker.com.

The J. M. Smucker Company is the owner of all trademarks referenced herein, except for the following, which are used under license: Pillsbury® is a trademark of The Pillsbury Company, LLC, and Dunkin' Donuts® is a registered trademark of DD IP Holder, LLC.

Dunkin' Donuts® brand is licensed to The J. M. Smucker Company for packaged coffee products sold in retail channels such as grocery stores, mass merchandisers, club stores, and drug stores. This information does not pertain to Dunkin' Donuts® coffee or other products for sale in Dunkin' Donuts® restaurants.

The J. M. Smucker Company Unaudited Condensed Consolidated Statements of Income

	Three Months Ended July 31,
			% Increase
	2017	2016	(Decrease)
	(Dollars and shares in millions, except per share data)

Net sales	$ 1,748.9	$ 1,815.8	(4%)
Cost of products sold	1,086.8	1,093.1	(1%)
Gross Profit	662.1	722.7	(8%)
Gross margin	37.9%	39.8%

Selling, distribution, and administrative expenses	350.2	356.0	(2%)
Amortization	51.5	51.7	(0%)
Other special project costs	27.1	22.2	22%
Other operating expense (income) - net	(0.5)	(1.0)	(50%)
Operating Income	233.8	293.8	(20%)
Operating margin	13.4%	16.2%

Interest expense - net	(42.0)	(41.5)	1%
Other income (expense) - net	(2.8)	1.1	n/m
Income Before Income Taxes	189.0	253.4	(25%)
Income taxes	62.2	83.4	(25%)
Net Income	$ 126.8	$ 170.0	(25%)

Net income per common share	$ 1.12	$ 1.46	(23%)

Net income per common share –
assuming dilution	$ 1.12	$ 1.46	(23%)

Dividends declared per common share	$ 0.78	$ 0.75	4%

Weighted-average shares outstanding	113.5	116.3	(2%)
Weighted-average shares outstanding –
assuming dilution	113.6	116.5	(3%)

The J. M. Smucker Company Unaudited Condensed Consolidated Balance Sheets

	July 31, 2017	April 30, 2017
	(Dollars in millions)
Assets
Current Assets:
Cash and cash equivalents	$ 183.2	$ 166.8
Trade receivables, less allowance for doubtful accounts	433.7	438.7
Inventories	981.3	905.7
Other current assets	93.9	130.6
Total Current Assets	1,692.1	1,641.8

Property, Plant, and Equipment - Net	1,595.7	1,617.5

Other Noncurrent Assets:
Goodwill	6,092.1	6,077.1
Other intangible assets - net	6,104.3	6,149.9
Other noncurrent assets	157.4	153.4
Total Other Noncurrent Assets	12,353.8	12,380.4
Total Assets	$ 15,641.6	$ 15,639.7

Liabilities and Shareholders' Equity
Current Liabilities:
Accounts payable	$ 477.6	$ 477.2
Current portion of long-term debt	499.3	499.0
Short-term borrowings	283.9	454.0
Other current liabilities	490.1	402.4
Total Current Liabilities	1,750.9	1,832.6

Noncurrent Liabilities:
Long-term debt, less current portion	4,444.8	4,445.5
Other noncurrent liabilities	2,514.0	2,511.4
Total Noncurrent Liabilities	6,958.8	6,956.9

Shareholders' Equity	6,931.9	6,850.2
Total Liabilities and Shareholders' Equity	$ 15,641.6	$ 15,639.7

The J. M. Smucker Company Unaudited Condensed Consolidated Statements of Cash Flow

	Three Months Ended July 31,
	2017	2016
	(Dollars in millions)

Operating Activities
Net income	$ 126.8	$ 170.0
Adjustments to reconcile net income to net cash
provided by (used for) operations:
Depreciation	54.5	54.0
Amortization	51.5	51.7
Share-based compensation expense	6.6	8.1
Other noncash adjustments	0.8	0.7
Defined benefit pension contributions	(0.8)	(0.8)
Changes in assets and liabilities, net of effect
from businesses acquired:
Trade receivables	7.3	(74.3)
Inventories	(71.2)	(117.3)
Accounts payable and accrued items	87.8	52.9
Income and other taxes	35.9	45.1
Other - net	5.1	48.8
Net Cash Provided by (Used for) Operating Activities	304.3	238.9

Investing Activities
Additions to property, plant, and equipment	(69.6)	(50.2)
Other - net	31.5	(12.3)
Net Cash Provided by (Used for) Investing Activities	(38.1)	(62.5)

Financing Activities
Short-term borrowings (repayments) - net	(170.1)	22.0
Repayments of long-term debt	-	(100.0)
Quarterly dividends paid	(84.9)	(77.8)
Purchase of treasury shares	(6.6)	(18.1)
Other - net	1.5	0.7
Net Cash Provided by (Used for) Financing Activities	(260.1)	(173.2)
Effect of exchange rate changes on cash	10.3	(3.4)
Net increase (decrease) in cash and cash equivalents	16.4	(0.2)
Cash and cash equivalents at beginning of period	166.8	109.8
Cash and Cash Equivalents at End of Period	$ 183.2	$ 109.6

The J. M. Smucker Company Unaudited Supplemental Schedule

	Three Months Ended July 31,
		% of		% of
	2017	Net Sales	2016	Net Sales
	(Dollars in millions)

Net sales	$1,748.9		$1,815.8
Selling, distribution, and
administrative expenses:
Marketing	115.6	6.6%	108.7	6.0%
Selling	67.1	3.8%	65.0	3.6%
Distribution	57.9	3.3%	60.2	3.3%
General and administrative	109.6	6.3%	122.1	6.7%
Total selling, distribution, and
administrative expenses	$ 350.2	20.0%	$ 356.0	19.6%

Amounts may not add due to rounding.

The J. M. Smucker Company Unaudited Reportable Segments

	Three Months Ended July 31,
	2017	2016
	(Dollars in millions)

Net sales:
U.S. Retail Coffee	$ 480.8	$ 513.3
U.S. Retail Consumer Foods	492.4	537.0
U.S. Retail Pet Foods	521.7	519.5
International and Away From Home	254.0	246.0
Total net sales	$ 1,748.9	$ 1,815.8

Segment profit:
U.S. Retail Coffee	$ 123.8	$ 173.8
U.S. Retail Consumer Foods	110.9	111.4
U.S. Retail Pet Foods	98.3	122.2
International and Away From Home	38.3	39.5
Total segment profit	$ 371.3	$ 446.9
Amortization	(51.5)	(51.7)
Interest expense - net	(42.0)	(41.5)
Unallocated derivative gains (losses)	12.6	7.7
Cost of products sold - special project costs	(0.7)	(4.0)
Other special project costs	(27.1)	(22.2)
Corporate administrative expenses	(70.8)	(82.9)
Other income (expense) - net	(2.8)	1.1
Income before income taxes	$ 189.0	$ 253.4

Segment profit margin:
U.S. Retail Coffee	25.7%	33.9%
U.S. Retail Consumer Foods	22.5%	20.7%
U.S. Retail Pet Foods	18.8%	23.5%
International and Away From Home	15.1%	16.1%

Non-GAAP Measures

The Company uses non-GAAP financial measures, including: net sales excluding foreign currency exchange; adjusted gross profit, operating income, income, and earnings per share; earnings before interest, taxes, depreciation, amortization, and impairment charges related to intangible assets ("EBITDA (as adjusted)"); and free cash flow, as key measures for purposes of evaluating performance internally. The Company believes that these measures provide useful information to investors because they are the measures used to evaluate performance on a comparable year-over-year basis. Non-GAAP profit measures exclude certain items affecting comparability which include amortization expense and impairment charges related to intangible assets, and integration and restructuring costs ("special project costs"); and unallocated gains and losses on commodity and foreign currency exchange derivatives ("unallocated derivative gains and losses"). The special project costs relate to specific integration and restructuring projects, and the unallocated derivative gains and losses reflect the changes in fair value of the Company's commodity and foreign currency exchange contracts. These non-GAAP financial measures are not intended to replace the presentation of financial results in accordance with U.S. generally accepted accounting principles ("GAAP"). Rather, the presentation of these non-GAAP financial measures supplements other metrics used by management to internally evaluate its businesses and facilitates the comparison of past and present operations and liquidity. These non-GAAP financial measures may not be comparable to similar measures used by other companies and may exclude certain nondiscretionary expenses and cash payments. A reconciliation of certain non-GAAP financial measures to the comparable GAAP financial measure for the current and prior year periods is included in the "Unaudited Non-GAAP Financial Measures" tables. The Company has also provided a reconciliation of non-GAAP financial measures for its fiscal 2018 outlook. As the amount of unallocated derivative gains and losses varies depending on market conditions and levels of derivative transactions with respect to a particular fiscal year, it is not determinable on a forward-looking basis and no guidance has been provided.

The J. M. Smucker Company Unaudited Non-GAAP Financial Measures

	Three Months Ended July 31,
			Increase
	2017	2016	(Decrease)%
	(Dollars in millions)

Net sales reconciliation:
Net sales	$ 1,748.9	$ 1,815.8	$ (66.9)	(4%)
Foreign currency exchange	1.8	-	1.8	-
Net sales excluding foreign
currency exchange	$ 1,750.7	$ 1,815.8	$ (65.1)	(4%)

Amounts may not add due to rounding.

The J. M. Smucker Company Unaudited Non-GAAP Financial Measures

	Three Months Ended July 31,
	2017	2016
	(Dollars in millions, except per share data)

Gross profit reconciliation:
Gross profit	$ 662.1	$ 722.7
Unallocated derivative losses (gains)	(12.6)	(7.7)
Cost of products sold - special project costs	0.7	4.0
Adjusted gross profit	$ 650.2	$ 719.0
% of net sales	37.2%	39.6%

Operating income reconciliation:
Operating income	$ 233.8	$ 293.8
Amortization	51.5	51.7
Unallocated derivative losses (gains)	(12.6)	(7.7)
Cost of products sold - special project costs	0.7	4.0
Other special project costs	27.1	22.2
Adjusted operating income	$ 300.5	$ 364.0
% of net sales	17.2%	20.0%

Net income reconciliation:
Net income	$ 126.8	$ 170.0
Income taxes	62.2	83.4
Amortization	51.5	51.7
Unallocated derivative losses (gains)	(12.6)	(7.7)
Cost of products sold - special project costs	0.7	4.0
Other special project costs	27.1	22.2
Adjusted income before income taxes	$ 255.7	$ 323.6
Income taxes, as adjusted	84.1	106.4
Adjusted income	$ 171.6	$ 217.2

Weighted-average common shares outstanding	112,923,482	115,805,073
Weighted-average participating shares outstanding	581,019	529,367
Total weighted-average shares outstanding	113,504,501	116,334,440
Dilutive effect of stock options	48,794	141,056
Total weighted-average shares outstanding - assuming dilution	113,553,295	116,475,496

Adjusted earnings per share	$ 1.51	$ 1.86

The J. M. Smucker Company Unaudited Non-GAAP Financial Measures

	Three Months Ended July 31,
	2017	2016
	(Dollars in millions)

EBITDA (as adjusted) reconciliation:
Net income	$ 126.8	$ 170.0
Income taxes	62.2	83.4
Interest expense - net	42.0	41.5
Depreciation	54.5	54.0
Amortization	51.5	51.7
EBITDA (as adjusted)	$ 337.0	$ 400.6
% of net sales	19.3%	22.1%

Free cash flow reconciliation:
Net cash provided by (used for) operating activities	$ 304.3	$ 238.9
Additions to property, plant, and equipment	(69.6)	(50.2)
Free cash flow	$ 234.7	$ 188.7

The following tables provide a reconciliation of the Company's fiscal 2018 guidance for estimated adjusted earnings per share and free cash flow.

	Year Ending April 30, 2018
	Low	High

Net income per common share - assuming dilution reconciliation:
Net income per common share - assuming dilution	$ 6.19	$ 6.39
Special project costs	0.38	0.38
Amortization	1.18	1.18
Adjusted earnings per share	$ 7.75	$ 7.95

	Year Ending April 30, 2018
	(Dollars in millions)
Free cash flow reconciliation:
Net cash provided by operating activities	$ 1,085
Additions to property, plant, and equipment	(310)
Free cash flow	$ 775

CONTACT: The J. M. Smucker Company: (330) 682-3000, Investors: Aaron Broholm, Vice President, Investor Relations, Media: Maribeth Burns, Vice President, Corporate Communications